Exhibit C

                             Proposed Form Of Notice

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-_____)
Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

March ___, 2002

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by _________, 2002 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After __, 2002, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                                    * * * * *

Emera Incorporated, et al. (70-9787)

     Emera Incorporated ("Emera"), a registered holding company located at P.O. Box 910, Halifax, Nova Scotia, Canada B3J2W5, has filed a post-effective amendment to the above-referenced application-declaration seeking various authorizations related to the provision of goods and services among Emera and its associate companies (the "Emera System") under Section 13 and Rules 83 and 84 thereunder.


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     By order dated October 1, 2001, the Commission granted the application/declaration of Emera to acquire the outstanding common stock of Bangor Hydro-Electric Company ("BHE") and its public-utility subsidiary companies (the "Merger"). Emera Inc., Holding Co. Act Release No. 27445 (October 1, 2001) ("Merger Order"). In the Merger Order, the Commission reserved jurisdiction over Emera's request to form a service company subsidiary, Emera Services, to provide a variety of services to Emera and its subsidiaries, pending completion of the record.

     Subsequently, Emera has given further consideration to the formation of a system service company and has determined that the relatively small volume of goods sold and services that are expected to be rendered on a centralized basis do not justify the formation of a system service company at this time. Emera therefore proposes that such goods and services be provided by Emera System companies to other Emera System companies.

     Presently, Nova Scotia Power, Inc. ("NSPI"), a foreign utility company under Section 33 of the Act, renders the bulk of services to companies in the Emera System. NSPI will provide services at cost to BHE and its subsidiaries, as determined in accordance with Rule 91 under the Act, and at cost or at fair market value to other Emera System companies, consistent with NSPI's Interim Code of Conduct.

     Emera's Canadian nonutility subsidiaries seek authorization under Rule 83 under the Act to provide goods and services to Emera System associate companies, other than BHE and its subsidiaries. The Emera System associate companies that would purchase such goods and services are organized and operate in Canada and do not derive, directly or indirectly, any material part of their income from sources within the U.S. To the extent that they provide goods and services to four indirect partially-owned U.S. subsidiaries that are exempt from all obligations, duties or liabilities imposed upon them by the Act under Rule 16, Emera's Canadian nonutility subsidiaries also request an exemption from the at-cost requirements of Section 13(b), based on the special or unusual circumstances presented by such transactions.

     Emera may also provide services, principally management oversight, to certain Emera System companies. Services or goods provided to BHE and/or BHE's subsidiaries would be provided at no charge. Services or goods provided to other Emera System companies would be provided at such prices as Emera may determine from time to time. Emera requests that NSPI should not be deemed a "company engaged in the business of performing services or construction for, or selling goods to, associate public utilities companies" under Section 13(a) of the Act and Rule 84 thereunder.


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Finally, BHE may provide certain services on an incidental basis to Emera System companies at cost.

     For the Commission by the Division of Investment Management, pursuant to delegated authority.

                                               Jonathan G. Katz
                                               Secretary